    EXHIBIT 10.15

LIVERAMP HOLDINGS, INC.

DIRECTORS’ DEFERRED COMPENSATION PLAN
(Effective August 26, 2008 and updated October 1, 2018)

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS
Section 1.01    General............................................................................................................. 1
Section 1.02    Construction..................................................................................................... 3
ARTICLE II
ELIGIBILITY
Section 2.01    In General......................................................................................................... 3
Section 2.02    Deferral and Distribution Election................................................................... 3
Section 2.03    Timing of Elections.......................................................................................... 3
ARTICLE III
CONTRIBUTIONS.................................................................................................................. 4
ARTICLE IV
VESTING................................................................................................................................. 4
ARTICLE V
INVESTMENT OF ACCOUNTS
Section 5.01    Adjustment of Accounts................................................................................... 4
Section 5.02    Account Investment.......................................................................................... 4
ARTICLE VI
DISTRIBUTIONS

ARTICLE VII
ADMINISTRATION OF THE PLAN

ARTICLE VIII
AMENDMENT
Section 8.01    Amendment...................................................................................................... 9
Section 8.02    Effect of Amendment....................................................................................... 9
Section 8.03    Termination...................................................................................................... 9
ARTICLE IX
GENERAL PROVISIONS

    ii

LIVERAMP HOLDINGS, INC.

DIRECTORS’ DEFERRED COMPENSATION PLAN
(Effective August 26, 2008)
PREAMBLE
LiveRamp Holdings, Inc. (the “Company”), acting through its Board of Directors, hereby adopts the LiveRamp Holdings, Inc. Directors’ Deferred Compensation Plan (the “Plan”) effective as of August 26, 2008 and as updated October 1, 2018, to provide non-employee members of the Board of Directors of the Company (“Directors”) with the ability to defer Company stock compensation received from the Company in consideration of their services to the Company. The Plan is intended to comply in all respects with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted in a manner consistent with applicable laws. To the extent applicable, the Company intends that the Plan shall be treated as an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, and as a plan for a select group of management and highly compensated employees.
ARTICLE I
DEFINITIONS

Section 1.01.     General. When a word or phrase appears in the Plan with the initial letter capitalized and the word or phrase does not begin a sentence, the word or phrase shall generally be a term defined in this Article I. The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth in this Article I, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in the Plan document:
“Account” means the account maintained under the Plan to record amounts contributed and credited with gains and losses under Article V.
“Board” means the Board of Directors of the Company, or any authorized committee or other delegate of the Board.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
“Company” means LiveRamp Holdings, Inc. and, to the extent provided in Section 9.07 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.
“Company Stock” means common stock issued by the Company.

“Company Stock Compensation” means the compensation paid to the Director in shares of Company Stock.
“Deferral and Distribution Election Form” means the election form by which a Participant elects the deferral of Company Stock Compensation to the Plan pursuant to Article III and the manner in which his or her Account shall be distributed pursuant to Section 6.03.
“Director” means a member of the Board who is not an employee of the Company.
“Disability” or “Disabled” means that a Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.
“Effective Date” means August 26, 2008.
“Participant” means a Director who elects to participate in the Plan pursuant to Article II.
“Plan” means the LiveRamp Holdings, Inc. Directors’ Deferred Compensation Plan, as set forth herein.
“Plan Administrator” means the Governance/Nominating Committee of the Board. The Plan Administrator may delegate its authority hereunder in its sole and absolute discretion.
“Plan Year” means the calendar year with the first Plan Year being a short Plan Year commencing August 26, 2008 and ending on December 31, 2008.
“Separation from Service” means separation from service as determined in accordance with any regulations, rulings or other guidance issued by the Department of the Treasury pursuant to Section 409A(a)(2)(A)(i) of the Code, as it may be amended or replaced from time to time.
“Specified Employee” means any former employee (including any deceased employee) who at any time during the 12 months preceding the determination date was an officer of the Company having an annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code), a five-percent owner of the Company or a one-percent owner of the Company having annual compensation of more than $150,000. No more than 50 employees shall be treated as officers. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Specified Employee will be made in accordance with Sections 416(i) and 409A of the Code and in accordance with policies and procedures adopted by the Company.

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For purposes of the Plan, an “Unforeseeable Emergency” shall not include a Participant’s need to send his or her child to college or a Participant’s desire to purchase a home.
“Valuation Date” means, except as otherwise provided herein, the last day of the Plan Year or such other times as designated by the Plan Administrator.
Section 1.02.     Construction. The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the Plan clearly states to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan. If any provision of the Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect. All of the provisions of the Plan shall be construed and enforced according to the laws of the State of Arkansas and shall be administered according to the laws of such state, except as otherwise required by federal law.

ARTICLE II
ELIGIBILITY

Section 2.01.    In General. Any Director is eligible to participate in the Plan. Prior to participating in the Plan, the Director shall complete a Deferral and Distribution Election Form as provided in Article III.
Section 2.02.     Deferral and Distribution Election. In order to participate in the Plan, a Director must complete a Deferral and Distribution Election Form in the form prescribed by the Plan Administrator. The Deferral and Distribution Election Form shall be delivered to the Plan Administrator (or its designee) by the time specified in Section 2.03. An election made by a Participant pursuant to a Deferral and Distribution Election Form shall be irrevocable with respect to the contributions for the Plan Year covered by the election. Notwithstanding the foregoing, the Plan Administrator may permit a Participant to revoke an election if the Participant has experienced an Unforeseeable Emergency, but only to the extent that revoking the election would help the Participant meet the related emergency need.
Section 2.03.     Timing of Elections.
(a)     General Rule. Deferral and Distribution elections shall be completed by the Director and delivered to the Plan Administrator prior to the beginning of the Plan Year in which the contribution will be made for the Director. The deferral and distribution election will remain in effect from year to year until changed by the Participant in accordance with the preceding sentence. The Plan Administrator, in its discretion, may require an earlier time by which the Deferral and Distribution Election Form must be completed.
(b)    Initial Deferral Election. For the Plan Year in which a Director first becomes eligible to participate in the Plan, the Director must elect the form and timing of distributions of amounts attributable to contributions for services to be performed subsequent to the date of the election by completing and delivering a Deferral and Distribution Election Form within 30 days after the date the Director becomes eligible to participate in the Plan.
ARTICLE III
CONTRIBUTIONS

Any Participant may elect to defer, pursuant to a Deferral and Distribution Agreement, the receipt of any whole percentage of the Company Stock Compensation otherwise payable to the Participant by the Company in any Plan Year. The amount deferred pursuant to this Article III shall be allocated to the Account maintained for the Participant.
ARTICLE IV
VESTING

Subject to Section 9.01, each Participant shall at all times be fully vested in all amounts credited to or allocable to his or her Account and his or her rights and interest therein shall not be forfeitable for any reason.
ARTICLE V
INVESTMENT OF ACCOUNTS

Section 5.01.     Adjustment of Accounts. Except as otherwise provided elsewhere in the Plan, as of each Valuation Date, each Participant’s Account will be adjusted to reflect contributions under Article III and the positive or negative rate of return on the plan investments pursuant to Section 5.02. The rate of return will be credited or charged in accordance with policies applied uniformly to all Participants.
Section 5.02.     Account Investment.
(a)    Company Stock Compensation.    A Participant’s interest in his or her Account shall be invested in shares of Company Stock. Dividends will accrue to the Participant’s Account and will be reinvested. The Plan Administrator shall establish policies regarding participant voting or similar rights. Participants may not direct the investment of Company Stock Compensation contributions.

(b)    Compliance With Securities Laws. Company Stock held under the Plan shall be subject to all applicable securities law requirements. To the extent that any transaction violates any securities law requirement, or the Company’s stock trading policies and procedures, the transaction shall be void.
(c)    Expenses. The Plan Administrator may (but is not required to) charge Participants’ Accounts for the reasonable expenses of administration, including, but not limited to accounting and distribution expenses (including legal expenses) directly related to such accounts.
ARTICLE VI
DISTRIBUTIONS

Section 6.01.     Limitation on Right To Receive Distribution. A Participant (or the Participant’s beneficiary in the case of the Participant’s death) shall not be entitled to receive a distribution prior to the first to occur of the following events:
(a)    The Participant’s Separation from Service;
(b)    The date the Participant becomes Disabled;
(c)    The Participant’s death;
(d)    An Unforeseeable Emergency; or
(e)    A specified time (or pursuant to a fixed schedule) specified by the Participant at the date of deferral of compensation.
The provisions of this Section 6.01 are intended to impose restrictions on distributions. This Section 6.01 does not describe the instances in which distributions will be made. Rather, distributions will be made only if and when permitted both by this Section 6.01 and the Participant’s election of his or her Deferral and Distribution Election Form.
Section 6.02.     Form of Distribution. Accounts shall be distributed in a single lump-sum payment or in annual installments not to exceed five years. Distributions shall be subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time. The method of payment shall be selected by the Participant in the Deferral and Distribution Election Form submitted by the Participant to the Plan Administrator on entry into the Plan and for subsequent Plan Years. Such election shall apply to distributions due to Separation from Service, death (except as provided in Section 6.05(a)) or Disability as the case may be.
Section 6.03.     Amount and Form of Distribution. The amount distributed to a Participant shall equal the sum of the amounts credited to the Participant’s Account immediately preceding the date of the distribution. Distribution of Company Stock Compensation contributions shall be made in shares of Company Stock.

Section 6.04.     Timing of Distribution. If a Participant has elected to receive his or her distribution upon Separation from Service, such distribution will be distributed (or in the case of installment distributions such installments shall commence) as soon as practicable but in no event more than 30 days following the date of Participant’s Separation from Service. Otherwise, a Participant’s distribution shall made in accordance with such date or schedule as elected by the Participant. In the case of a distribution to a Specified Employee due to the Specified Employee’s Separation from Service, such distribution may not be made before the date which is six months after the date of the Specified Employee’s separation from service with the Company or, if earlier, the date of the Specified Employee’s death.
Section 6.05.     Payment Upon Death.
(a)    If a Participant should die before receiving a full distribution of his or her Plan Account, distribution shall be made to the beneficiary designated by the Participant. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, such amounts shall be distributed in a single lump sum payment to the Participant’s estate.
(b)    Timing and Form of Payment to Beneficiary.
(i)    Payments Commenced at Time of Death. If, at the time of the Participant’s death, installment payments of the Participant’s accounts have commenced pursuant to this Article VI, such payments shall continue to the Participant’s beneficiary in the same time and the same form as if the Participant had remained alive until the last installment payment was scheduled to be made.
(ii)    Payments Not Commenced at Time of Death. If, at the time of the Participant’s death, payments of the Participant’s accounts have not commenced pursuant to this Article VI, the distributions made pursuant to this Section 6.05 shall be made to the Participant’s beneficiary in accordance with the then current and valid distribution election made by the Participant.
Section 6.06.     Payment Upon Unforeseeable Emergency. Notwithstanding any provision of the Plan to the contrary, if a Participant incurs an Unforeseeable Emergency, the Participant may elect to make a withdrawal from the adjusted balance of the Participant’s account. Distribution shall be made on account of Unforeseeable Emergency only if, as determined under regulations of the Secretary of the Treasury, the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved:
(a)    through reimbursement or compensation by insurance or otherwise;
(b)    by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(c)    by cessation of deferrals under the Plan.
A Participant who wishes to receive a distribution pursuant to this Section 6.06 shall apply for such distribution to the Plan Administrator and shall provide information to the Plan Administrator reasonably necessary to permit the Plan Administrator to determine whether an Unforeseeable Emergency exists and the amount of the distribution reasonably needed to satisfy the emergency need.
Section 6.07.     Withholding. All distributions will be subject to all applicable tax and withholding requirements.
Section 6.08.     Ban on Acceleration of Benefits. Notwithstanding any other provision of the Plan to the contrary, neither the time nor the schedule of any payment under the Plan may be accelerated except as provided in regulations or other guidance issued by the Internal Revenue Service or the Department of the Treasury.
ARTICLE VII
ADMINISTRATION OF THE PLAN

Section 7.01.     General Powers and Duties.
(a)    General. The Plan Administrator shall perform the duties and exercise the powers and discretion given to it in the Plan document and by applicable law and its decisions and actions shall be final and conclusive as to all persons affected thereby. The Company shall furnish the Plan Administrator with all data and information that the Plan Administrator may reasonably require in order to perform its functions. The Plan Administrator may rely without question upon any such data or information.
(b)    Disputes. Any and all disputes that may arise involving Participants or beneficiaries shall be referred to the Plan Administrator and its decision shall be final. Furthermore, if any question arises as to the meaning, interpretation or application of any provisions of the Plan, the decision of the Plan Administrator shall be final.
(c)    Agents. The Plan Administrator may engage agents, including recordkeepers, to assist it and may engage legal counsel who may be counsel for the Company. The Plan Administrator shall not be responsible for any action taken or omitted to be taken on the advice of such counsel, including written opinions or certificates of any agent, counsel, actuary or physician.
(d)    Delegation of Duties. The Plan Administrator is given specific authority to delegate duties and responsibilities to others and to revoke such delegations. When the Plan Administrator has delegated authority pursuant to this paragraph, the Plan Administrator is not to be liable for the acts or omissions of the party to whom such responsibility has been delegated.

(e)    Records. The Plan Administrator shall supervise the establishment and maintenance of records by its agents and the Company containing all relevant data pertaining to any person affected hereby and his or her rights under the Plan.
(f)    Interpretations. The Plan Administrator, in its sole discretion, shall interpret and construe the provisions of the Plan (and any underlying documents or policies).
(g)    Electronic Administration. The Plan Administrator shall have the authority to employ alternative means (including, but not limited to, electronic, Internet, intranet, voice response or telephonic) by which Participants may submit elections, directions and forms required for participation in, and the administration of, the Plan. If the Plan Administrator chooses to use these alternative means, any elections, directions or forms submitted in accordance with the rules and procedures promulgated by the Plan Administrator will be deemed to satisfy any provision of the Plan calling for the submission of a written election or form.
(h)    Accounts. The Plan Administrator shall combine the various accounts of a Participant if it deems such action appropriate. Furthermore, the Plan Administrator shall divide a Participant’s accounts into subaccounts if it deems such action appropriate.
The foregoing list of powers and duties is not intended to be exhaustive, and the Plan Administrator shall, in addition, exercise such other powers and perform such other duties as it may deem advisable in the administration of the Plan, unless such powers or duties are expressly assigned to another pursuant to the provisions of the Plan.

Section 7.02.     Filing a Claim. All claims shall be filed in writing by the Participant, his or her beneficiary, or the authorized representative of the claimant, by completing the procedures that the Plan Administrator requires. All claims under this Plan shall be filed in writing with the Plan Administrator no later than one year after the occurrence of the event that gives rise to the claim. If the claim is not filed within the time described in the preceding sentence, the claim shall be barred.

Section 7.03.     Review of Initial Claim.

(a)     Initial Period for Review of the Claim. The Plan Administrator shall review all materials and shall decide whether to approve or deny the claim. If a claim is denied in whole or in part, written notice of denial shall be furnished by the Plan Administrator to the claimant within a reasonable time after the claim is filed but not later than 90 days after the Plan Administrator receives the claim. The notice shall set forth the specific reason(s) for the denial, reference to the specific plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary, and a description of the Plan’s review procedures, including the applicable time limits.

(b)    Extension. If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, it shall give written notice to the claimant and the extension shall not exceed 90 days. The notice shall be given before the expiration of the 90-day period described in Section 7.03(a) above and shall indicate the special circumstances requiring the extension and the date by which the Plan Administrator expects to render its decision.
Section 7.04.    Appeal of Denial of Initial Claim. The claimant may request a review upon written application, may review pertinent documents and may submit issues or comments in writing. The claimant must request a review within the reasonable period of time prescribed by the Plan Administrator. In no event shall such a period of time be less than 60 days.

Section 7.05.    Review of Appeal.

(a)    Initial Period for Review of the Appeal. The Plan Administrator shall conduct all reviews of denied claims and shall render its decision within a reasonable time, but not more than 60 days of the receipt of the appeal. The claimant shall be notified of the Plan Administrator’s decision in a notice, which shall set forth the specific reason(s) for the denial, reference to the specific Plan provisions on which the denial is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim.
(b)    Extension. If the Plan Administrator determines that special circumstances require an extension of time for reviewing the appeal, it shall give written notice to the claimant and the extension shall not exceed 60 days. The notice shall be given before the expiration of the 60day period described in Section 7.05(a) above and shall indicate the special circumstances requiring the extension and the date by which the Plan Administrator expects to render its decision.
Section 7.06.    Form of Notice to Claimant. The notice to the claimant shall be given in writing or electronically and shall be written in a manner calculated to be understood by the claimant.

Section 7.07.    Indemnification. The Company shall indemnify the Plan Administrator and its delegate(s) against any and all claims, loss, damages, expense (including attorneys’ fees) and liability arising from any action or failure to act, except when the same is judicially determined to be due to the gross negligence or willful misconduct of the Plan Administrator or its delegate. Such indemnification shall include any Plan Administrator or delegate if such individuals are employed by the Company or an affiliate or serve as a Director of the Company. The Company does not hereby indemnify any entity or person who is not an employee or Director of the Company or its affiliates. The indemnification provided hereunder shall continue as to a person who has ceased acting as a director, officer, member, agent or employee of the Company, and such person’s rights shall inure to the benefit of his or her heirs and representatives.
ARTICLE VIII
AMENDMENT

Section 8.01.    Amendment. The Company reserves the right to amend the Plan when, in the sole discretion of the Company, such amendment is advisable.

Section 8.02.    Effect of Amendment. No amendment of the Plan shall directly or indirectly reduce the balance of any Plan account as of the effective date of such amendment.

Section 8.03.    Termination. The Company expressly reserves the right to terminate the Plan. In the event of termination, the Company shall specify whether termination will change the time at which distributions are made, provided that any acceleration of a distribution is consistent with Section 409A of the Code. In the absence of such specification, the timing of distributions shall be unaffected by termination.

ARTICLE IX
GENERAL PROVISIONS

Section 9.01.    Participant’s Rights Unsecured. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any distributions hereunder. The right of a Participant or his or her designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Company. All amounts credited to a Participant’s accounts hereunder shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. Nothing in this Section shall preclude the Company from establishing a “Rabbi Trust,” but the assets in the Rabbi Trust must be available to pay the claims of the Company’s general creditors in the event of the Company’s insolvency.

Section 9.02.    No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

Section 9.03.    Section 409A Compliance. The Company intends that the Plan meet the requirements of Section 409A of the Code and the guidance issued thereunder. The Plan shall be construed and interpreted in a manner consistent with that intention.

Section 9.04.    Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, nor shall any such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims in bankruptcy proceedings. This Section shall not preclude arrangements for the withholding of taxes from deferrals, credits or benefit payments, arrangements for the recovery of benefit overpayments, arrangements for the transfer of benefit rights to another plan or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).

Section 9.05.    Domestic Relations Orders. Notwithstanding the provisions of Section 9.04 to the contrary and to the extent permitted by law, the amounts payable pursuant to the Plan may be assigned or alienated pursuant to a “Domestic Relations Order” (as such term is defined in Section 414(p)(1)(B) of the Code).

Section 9.06.    Incapacity of Recipient. If the Plan Administrator is served with a court order holding that a person entitled to a distribution under the Plan is incapable of personally receiving and giving a valid receipt for such distribution, the Plan Administrator shall postpone payment until such time as a claim therefore shall have been made by a duly appointed guardian or other legal representative of such person. The Plan Administrator is under no obligation to inquire or investigate as to the competency of any person entitled to a distribution. Any payment to an appointed guardian or other legal representative under this Section shall be a payment for the account of the incapacitated person and a complete discharge of any liability of the Company and the Plan therefor.

Section 9.07.    Successors. The Plan shall be binding upon the successors and assigns of the Company and upon the heirs, beneficiaries and personal representatives of the individuals who become Participants hereunder.

Section 9.08.    Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Plan Administrator or the Company nor any individual acting as the Plan Administrator’s or the Company’s employee, agent or representative shall be liable to any Participant, former Participant, beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.

I hereby certify that the foregoing Plan was adopted by the Acxiom Corporation Board of Directors on August 5, 2008, to become effective as of August 26, 2008, and was updated on October 1, 2018 to reflect the reorganization and renaming of the Company effective as of that date.

                        LIVERAMP HOLDINGS, INC.

                        /s/ Catherine L. Hughes
                        Catherine L. Hughes
                        Corporate Governance Officer & Secretary
                        LiveRamp Holdings, Inc.